Exhibit 99.1

Perfect Moment Reports Fiscal Q3 2025 Results

LONDON—February 14, 2025—Perfect Moment Ltd. (NYSE American: PMNT), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, reported results for its fiscal third quarter 2025 ended December 31, 2024.

All financial comparisons are to the same year-ago quarter unless otherwise noted.

Financial Highlights

●	Total net revenue increased 204% from the previous quarter to $11.7 million and declined 8% from the same year-ago quarter. The sequential increase was primarily due to seasonal factors, with the decline from the prior year largely due to a decrease in collaboration revenue that was partially offset by an increase in retail net revenue.
●	Collaborations revenue declined by $1.1 million due to the conclusion of a two-year collaboration with Hugo Boss that ended in fiscal year 2024. The decrease was partially offset by revenue generated from a new Johnnie Walker collaboration with Diageo.
●	Excluding the Hugo Boss collaboration revenue, total net revenue for the quarter was relatively consistent with the year ago at $11.6 million.
●	eCommerce gross revenue increased 7% to $5.4 million, with eCommerce net revenue declining 1%.
●	Wholesale net revenue decreased 6% to $7.3 million, driven by phased deliveries to match customer demand.
●	Gross margin improved 273 basis points to 54.8% from 52.1% in the same year-ago quarter. The improvement was due to the company’s successful margin expansion initiatives, including opening its first U.S. distribution center in October.

Operational Highlights

●	Launched new AW24 collection of high-performance, luxury skiwear and accessories, featuring iconic new styles that further expand the company’s portfolio of global luxury lifestyle products.
●	Partnered with Johnnie Walker, the top brand of global spirits leader, Diageo, for global debut of the new limited-edition Johnnie Walker Blue Label Ice Chalet Scotch Whisky. Simultaneously launched an Ice Chalet capsule skiwear collection for both women and men featuring coordinating designs. In December, completed the first phase of a multi-channel global co-marketing campaign in collaboration with Diageo.
●	Opened first U.S.-based warehouse and distribution center in Dallas, Texas with Quiet Platforms, a leading provider of fulfillment centers and last-mile delivery solutions.
●	Opened first retail store in New York’s SoHo District in October, showcasing the new autumn/winter collection. This was followed by the opening of the company’s first European seasonal store at Kitzbühel, a top ski resort in the Austrian Alps known for its world-class skiing.
●	Partnered with Luxury Fashion Agency, CD Network, to expand wholesale distribution in North America and help drive greater sales of Perfect Moment’s Fall/Winter 2025 collection.
●	Appointed top fashion executive, Rosela Mitropoulos, to head of business development and lead global multi-channel expansion.
●	Expanded the availability of the company’s resale program, Perfect Second Moment , from the U.S. to the UK, Italy, Germany and France.
●	Partnered with United Repair Centre to launch Perfect for Longer, a new bespoke repair service for Perfect Moment customers. The new repair service demonstrates Perfect Moments’ commitment to sustainability and builds upon the recent introduction of rental and resale options.
●	Partnered with Goldener Hirsch by Auberge Resorts Collection, Deer Valley’s top winter destination, to create an exclusive après-ski experience. The takeover spanned from the hotel lobby, with Christmas trees adorned with Perfect Moment ornaments, to the outdoor patio where guests could lounge in Perfect Moment houndstooth patterned sling chairs with branded throws and plush pillows. The event garnered extensive media coverage, including WWD, Architectural Digest and Haute Living. Perfect Moment also hosted a VIP ski event with top models and influencers at Goldener Hirsch to amplify the partnership.

Marketing & Brand Highlights

●	Perfect Moment’s following across social media platforms, including Instagram, Facebook and TikTok, reached 408,900 followers, up 19.2% from the same year-ago quarter and making Perfect Moment increasingly one of the world’s most followed luxury brands.
●	The social audience reached by content posted by global key opinion leaders (KOLs) about Perfect Moment totaled more than 299 million in fiscal Q3. This number represents the total combined followers of the celebrities, influencers, models, media publications, and fashion industry notables who organically posted about the brand during the quarter globally. Notable highlights include Instagram posts by Poppy Delevigne (actress and model with 2.8 million followers), Victoria Brito (influencer with 2.4 million followers), Claudia Schiffer (model with 2.3 million followers), Kelsey Merrit (model and influencer with 2 million followers), Karolina Kurkova (model with 1.1 million followers), and Emma Brooks (influencer with 1.1 million followers).
●	Priyanka Chopra Jonas (with 92.1 million followers) posted about the brand to her main feed and stories following the announcement of Perfect Moment’s collaboration with Johnnie Walker.
●	Notable press coverage from the Johnnie Walker x Perfect Moment collaboration included Women’s Wear Daily, Forbes, InStyle, Grazia, Robb Report, and Men’s Journal.
●	Global media coverage during the quarter included a multi-page feature in The Standard UK, and coverage within Harper’s BAZAAR US, ELLE US, Town & Country US, Conde Nast Traveler US, InStyle US, Country & Townhouse UK, The Telegraph UK, Grazia UK, Cosmopolitan UK, and Marie Claire UK.
●	Total number of global unique visitors per month (UVPM) reached more than 6.9 billion during Q3, up 73% from 4.0 billion during the same year-ago quarter. This is the combined sum of UVPM reached by all global digital media coverage achieved during the quarter.

Recent Leadership Changes to Support Future Growth

●	Chath Weerasinghe, previously a senior executive at Canada Goose (NYSE, TSX:GOOS) responsible for its global expansion, was appointed chief financial officer and chief operating officer of Perfect Moment.
●	Vittorio Giacomelli, former vice president of product and sourcing at Canada Goose, will be responsible for overseeing product strategy, product development and innovation. He brings to the role decades of expertise in design, product development, and sourcing.
●	Perfect Moment co-founder and chief creative officer, Jane Gottschalk, was appointed to the additional position of president.

Management Commentary

“Fiscal Q3 was a milestone quarter for Perfect Moment with the launch of our first retail stores in New York and London,” commented Perfect Moment president and chief creative officer, Jane Gottschalk. “This helped us deliver relatively consistent eCommerce revenue compared to the year-ago quarter despite a currently challenging marketplace, with these new stores contributing $516,000 in the quarter.

“We also implemented strategies that lowered our marketing expenses by 30% versus the same year-ago quarter, and we further improved our supply chain operations and expanded our global brand awareness.

“The launch of our new seasonal stores marked a significant evolution for Perfect Moment in how it has enabled us for the first time to engage directly with our après-ski community. Building upon our success in these high-end retail markets, we opened our first European seasonal store at Kitzbühel, with this furthering our exploration of establishing physical retail locations at select luxury destinations.

“We are planning to leverage our new physical store network to expand our brand identity and profile, as well as drive higher levels of loyalty and engagement at the local level.

“During the quarter, we continued to elevate our brand worldwide in a multi-million-dollar co-marketing campaign with the world’s #1 scotch whisky maker, Johnnie Walker. Major media events in New York City and London introduced the new Johnnie Walker Blue Label Ice Chalet Scotch Whisky. This included the launch of our exclusive Ice Chalet capsule skiwear collection featuring coordinating designs.

“The co-marketing campaign continued last month with the hosting of major promotional events at the St. Regis Hotel in Deer Valley, Utah, and an immersive pop-up experience in Japan’s renowned winter resort, Niseko. This exceptionally well-received global campaign has expressed our collective vision of a premium, worldclass après-ski experience-one that blends luxury with excellence in performance on every level.

“We continue to make significant progress across our margin expansion projects, which has included the opening of our first U.S. distribution center last October. This new center has enabled us to improve our operating efficiency and customer experience. We have been able to lower our duty cost and reduce outbound and return shipping cost for the U.S. market, which represented more than 40% of our revenue in our 2024 fiscal year.

“As a result of these lower costs, our gross margin improved 273 basis points in the fiscal third quarter. We anticipate continued gross margin improvement in the current quarter, and ultimately significant improvement for the full year.

“Our U.S. eCommerce revenue began flowing through the new distribution center in the fiscal third quarter, and we expect our wholesale revenue to begin flowing through it beginning in fiscal year 2026. We are also reviewing our European distribution strategies to improve margins in the fiscal year 2026. Our European sales represented more than 30% of our revenue in fiscal 2024.

“We recently implemented a change in senior leadership that introduces a different skill set for taking Perfect Moment to its next level of growth and development. This reorganization and expense reduction program reflects the combination of changes planned under our new leadership and a strategic response to prevailing market conditions.

“Over the last few months, we have engaged top-tier sales agencies to grow our brand presence in North America, UK, Europe and Asia. Our recently appointed head of business development, Rosela Mitropoulos, is working closely with our new sales agencies to ensure that the management of our distribution strategy is aligned with our in-house goals, brand values and positioning.

“We anticipate these partnerships to significantly increase our market visibility and relationships with key buyers, and help set the stage for record sales of our Fall/Winter 2025 collection. We also expect these new partnerships to lay the groundwork for our long-term growth, particularly in outerwear and knitwear categories, as well as expand our brand’s appeal from the slope to the city and extend our selling period throughout the year.

“Our plans to broaden our outerwear product range will take us beyond our core skiwear with fewer technical lifestyle products and a wider range of exceptional products for any occasion, including year-round accessories. We see these new lines of lifestyle products helping us create new inroads into the global luxury outerwear market. Compared to the global luxury ski wear market, the global luxury outerwear market is 10-times larger and faster growing.

“Looking ahead, we believe our new leadership and growing brand awareness positions us well to capture growth opportunities in the expanding luxury outerwear category. Through a blend of bold creativity and operational excellence, we plan to further expand our global presence, deliver exceptional products, and create greater value for our customers and shareholders.”

Fiscal Q3 2025 Financial Summary

Total net revenue in the fiscal third quarter of 2025 decreased 8% to $11.7 million from $12.7 million in the same year-ago quarter. The decrease was primarily due to a $1.1 million decline in collaborations revenue that resulted from the two-year collaboration with Hugo Boss that concluded in fiscal 2024.

Excluding collaborations revenue, net revenue was relatively consistent at $11.57 million in the fiscal third quarter of 2025 versus $11.58 million in the same year-ago quarter.

eCommerce net revenue declined 1% to $3.7 million compared to $3.8 million in the year-ago quarter.

Wholesale revenue totaled $7.3 million, down 6% compared to $7.8 million in the year-ago quarter. The decrease in wholesale revenue was driven by phased deliveries to match customer demand.

Gross profit decreased 4% to $6.4 million from $6.6 million in the year-ago quarter, with gross margin increasing to 54.8% compared to 52.1% in the year-ago period. The gross profit decrease was driven by lower sales primarily attributed to the collaboration with Hugo Boss that concluded in fiscal year 2024. The gross margin percentage improvement was due to the implementation of the company’s margin expansion initiatives, including the opening of its first U.S. distribution center.

Total operating expenses increased 30% to $7.7 million from $5.9 million in the year-ago quarter. The increase was due to increased SG&A expenses, which was partially offset by decreased marketing and advertising expenses.

Net loss totaled $2.5 million or $(0.15) per basic and diluted share, compared to a net income of $1.2 million or $0.08 per diluted share in the year-ago period.

Adjusted EBITDA totaled a negative $671,000, compared to positive $1.7 million in the year-ago quarter. The decrease was primarily attributed to the two-year collaboration with Hugo Boss that ended in fiscal 2024. The decrease was also due to an increase in SG&A, partially offset by lower marketing and advertising expenses. (See definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Cash, cash equivalents and restricted cash totaled $4.1 million as of December 31, 2024, compared to $2.6 million as of September 30, 2024. The increase was primarily due to increased cash provided by financing activities.

Fiscal First Nine Months 2025 Financial Summary

Total net revenue decreased 16% to $16.5 million from $19.6 million in the same year-ago period. The decrease was primarily driven by a $3.1 million decline in collaborations revenue which was due to the two-year collaboration with Hugo Boss that concluded in fiscal 2024.

Excluding collaborations revenue, total net revenue was relatively consistent at $16.38 million in the fiscal first nine months of 2025 versus $16.43 million in the same year-ago period.

eCommerce net revenue was up slightly to $5.79 million compared to $5.78 million in the year-ago period.

Wholesale revenue totaled $10.1 million, down 6% compared to $10.7 million in the year-ago period.

Gross profit decreased 15% to $8.8 million from $10.4 million in the year-ago period, and gross margin was 53.6% compared to 53.0% in the year-ago period. The change in gross profit and gross margin is primarily attributed to the same reasons mentioned above for the fiscal third quarter of 2025.

Total operating expenses increased 27% to $16.1 million from $12.7 million in the year-ago period. The increase was due to increased SG&A expenses, partially offset by decreased marketing and advertising expenses.

Net loss totaled $8.6 million or $(0.54) per basic and diluted share, compared to a net loss of $3.0 million or $(0.58) per basic and diluted share in the year-ago period.

Adjusted EBITDA was negative $5.6 million, compared to negative $1.2 million in the year-ago period. The increase in adjusted EBITDA loss was primarily driven by the collaboration with Hugo Boss that ended in fiscal 2024, as well as an increase in SG&A that was partially offset by lower marketing and advertising expenses.

About Perfect Moment

Founded in 1984 in the mountains of Chamonix, Perfect Moment is a high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, resulting in pieces that transition effortlessly from the slopes to the city, the beach and back again.

Initially the vision of extreme sports filmmaker and professional skier, Thierry Donard, the brand was built on a sense of adventure that has sustained for over 20 years. Donard, fueled by his personal experiences, was driven by a desire to create pieces that offered quality, style and performance, pushing the wearer in the pursuit of every athlete’s dream: to experience “The Perfect Moment.”

In 2012, British-Swiss entrepreneurial couple, Jane and Max Gottschalk, took ownership of the brand. Under Jane Gottschalk’s creative direction, Perfect Moment was injected with a new style focus, one that reignited the spirit of the heritage brand. Driven by a commitment to improving fit, performance and the use of best-in-class, functional materials, the designs evolved into the distinct statement pieces synonymous with how the brand is known today.

Perfect Moment products are available globally, online and via key retailers, including MyTheresa, Net-a-Porter, Harrods, Selfridges, Saks, Bergdorf Goodman and Neiman Marcus.

Learn more at www.perfectmoment.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the section titled “Risk Factors” in the final prospectus for our initial public offering and in our Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Definition of Key Opinion Leaders

The company defines a key opinion leader (KOL) as a person who is considered an expert on a certain topic and whose opinions are respected by the public due to their trajectory and the reputation they have built. They are typically identified by their reach, social media following and stature. KOL may include but is not limited to celebrities, social media influencers, fashion models, contributors to media publications, and noted members of the fashion industry. There is no official listing or accreditation of KOLs, so the term is subjective, and therefore the list and definition may vary from company to company. The source of the KOLs, social media and audience reach statistics provided in this release are reports by the company’s public relations firm. No reliance should be made upon their accuracy or timeliness.

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Nine Months Ended December 31, 2024	Nine Months Ended December 31, 2023

Revenues:
Wholesale	$7,335	$7,829	$10,066	$10,658
Collaborations	91	1,145	91	3,169
Ecommerce	3,716	3,752	5,793	5,775
Retail	516	-	516	-
Total Revenue	11,658	12,726	16,466	19,602
Cost of goods sold	5,269	6,099	7,647	9,214
Gross Profit	6,389	6,627	8,819	10,388
Operating Expenses:
Selling, general and administrative expenses	6,649	4,420	13,871	9,591
Marketing and advertising expenses	1,034	1,479	2,192	3,081
Total operating expenses	7,683	5,899	16,063	12,672
(Loss)/income from operations	(1,294)	728	(7,244)	(2,284)
Interest expense	(1,046)	(403)	(1,241)	(1,169)
Foreign currency transaction (losses)/gains	(142)	879	(129)	473

Net (loss)/income	(2,482)	1,204	(8,614)	(2,980)
Other comprehensive losses
Foreign currency translation losses	(28)	(758)	(21)	(407)

Comprehensive (loss)/income	$(2,510)	$446	$(8,635)	$(3,387)

Net (loss)/income per share to common stockholders - basic	$(0.15)	$0.23	$(0.54)	$(0.58)
Net (loss)/income per share to common stockholders - diluted	$(0.15)	$0.08	$(0.54)	$(0.58)
Weighted average number of common shares outstanding - basic	16,177,559	5,233,402	15,869,964	5,133,187
Weighted average number of common shares outstanding - diluted	16,177,559	14,236,268	15,869,964	5,133,187

PERFECT MOMENT LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)

	December 31, 2024	March 31, 2024
	unaudited
Assets
Current assets:
Cash and cash equivalents	$2,772	$7,910
Restricted cash	1,351	-
Accounts receivable, net	2,747	1,035
Inventories, net	4,484	2,230
Prepaid and other current assets	1,127	742
Total current assets	12,481	11,917
Non-current assets:
Property and equipment, net	510	502
Operating lease right of use asset	70	143
Deferred offering costs	139	-
Other non-current assets	34	47
Total non-current assets	753	692
Total Assets	$13,234	$12,609

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$1,739	$1,584
Accrued expenses (including $1,143 of delinquent payroll taxes as of December 31, 2024)	3,439	2,697
Trade finance facility	2,703	-
Short-term borrowings, net of discount of $941	1,917	-
Convertible note	2,000
Operating lease obligations, current portion	66	101
Unearned revenue	459	420
Total current liabilities	12,323	4,802
Non-current liabilities:
Operating lease obligations, long-term portion	4	44
Total non-current liabilities	4	44
Total Liabilities	12,327	4,846

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of December 31, 2024 and March 31, 2024, respectively	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 16,557,889 and 15,653,449 shares issued and outstanding as of December 31, 2024 and March 31, 2024, respectively	1	1
Additional paid-in capital	58,603	56,824
Accumulated other comprehensive loss	(106)	(85)
Accumulated deficit	(57,591)	(48,977)
Total shareholders’ equity	907	7,763
Total Liabilities and Shareholders’ Equity	$13,234	$12,609

Use of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the Three months Ended		For the Nine months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net (loss) income, as reported	$(2,482)	$1,204	$(8,614)	$(2,980)

Adjustments:
Interest expense	1,046	403	1,241	1,169
Stock compensation expense	386	4	1,098	18
Amortization of pre-paid marketing and services	308	-	419	185
Depreciation and amortization	71	138	282	437
Total EBITDA adjustments	1,811	545	3,040	1,809
Adjusted EBITDA	$(671)	$1,749	$(5,574)	$(1,171)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.

Contact:

Company Contact

Julie Robinson, Brand Director

Perfect Moment

Tel +44 7595178702

Email contact

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566